UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           SEC File Number: 000-30552
                            CUSIP Number: 762894105

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One): ( ) Form 10-K   ( ) Form 11-K    (X) Form 10-QSB    ( ) Form N-SAR

     For Period Ended: March 31, 2004

     ( ) Transition Report on Form 10-KSB

     ( ) Transition Report on Form 20-K

     ( ) Transition Report on Form 11-K

     ( ) Transition Report on Form 10-Q

     ( ) Transition Report on Form N-SAR

     For the Transition Period Ended:

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                Read instructions (on back page) Before Preparing
                Form, Please Print or Type, Nothing in this form
                 shall be construed to imply that the Commission
                  has verified any information contained herein

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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                         PART I - REGISTRANT INFORMATION

Rich Holdings Group, Inc.
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Full Name of Registrant

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Former Name if Applicable

515 Madison Avenue   21st floor
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Address of Principal Executive Office (Street and Number)

New York               New York                                          10022
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City                     State               Country                   Zip Code

                        PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

( ) (a) The reasons described in reasonable detail in part III of this form could not be eliminated without unreasonable effort or expense;

(X) (b) The subject annual report, semi-annual report, transition report on Form 10-K, form 20-F, 11K, Fork N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on the Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

( ) (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                              PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portions thereof, could not be filed with the prescribed time period. (Attach Extra sheets if Needed)

                     FINANCIAL STATEMENTS NOT YET COMPLETED

                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

John Beasty                         212                       755-3636
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(Name)                            (Area Code)             (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).
                      Yes    X                    No
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(3) It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                       Yes                        No    X
                          -------                    -------

If so, attach an explanation of the anticipated change, both narratively and quantativly, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                            RICH HOLDINGS GROUP INC.
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                  (Name of Registrant as Specified in Charter)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: May 13, 2003                 By:      /s/  John R. Rice III
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                                            John R. Rice III, President